Filed pursuant to Rule 424(b)(3)

Registration No. 333-179460

PROSPECTUS SUPPLEMENT NO. 63
to Prospectus declared
effective on May 10, 2012
(Registration No. 333-179460)
TWIN CITIES POWER HOLDINGS, LLC

This Prospectus Supplement No. 63 supplements our Prospectus declared effective May 10, 2012, as previously supplemented on May 10, 2012, May 16, 2012, May 25, 2012, May 29, 2012, June 1, 2012, June 14, 2012, June 25, 2012, June 29, 2012, July 10, 2012, August 14, 2012, August 31, 2012, September 20, 2012, October 12, 2012, November 2, 2012, November 14, 2012, December 20, 2012, December 31, 2012, January 8, 2013, March 1, 2013, March 18, 2013, March 29, 2013, April 1, 2013, May 2, 2013, May 15, 2013, May 31, 2013, June 10, 2013, June 17, 2013, June 19, 2013, June 20, 2013, August 14, 2013, August 16, 2013, August 26, 2013, September 11, 2013, November 1, 2013, November 14, 2013, December 10, 2013, December 31, 2013, March 17, 2014, March 26, 2014, March 28, 2014, April 8, 2014, May 9, 2014, May 15, 2014, May 19, 2014, May 29, 2014, June 16, 2014, July 3, 2014, August 13, 2014, August 25, 2014, October 17, 2014, November 6, 2014, November 7, 2014, November 12, 2014, November 17, 2014, November 24, 2014, December 23, 2014, January 2, 2015, January 22, 2015, and February 2, 2015 (collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 63 together with the Prospectus.

This Prospectus Supplement No. 63 includes the attached Current Report on Form 8-K of Twin Cities Power Holdings, LLC as filed by us with the Securities and Exchange Commission on February 19, 2015.

The notes described in the Prospectus can only be purchased by residents of: California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Kansas, Michigan, Minnesota, Mississippi, Missouri, New Jersey, New Mexico, New York, Pennsylvania, South Dakota, Texas, Utah, Vermont, and Wisconsin. No offer is made by this prospectus supplement to residents of any other state. See the section of the Prospectus, “Notices to Investors of Certain States and Suitability Standards,” for additional details.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 63 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 63 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 63 is February 19, 2015.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	February 12, 2015

TWIN CITIES POWER HOLDINGS, LLC
(Exact Name of Registrant as Specified in Charter)

Minnesota		27-1658449
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16233 Kenyon Ave., Suite 210, Lakeville, Minnesota	55044
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 241-3103

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.       Other Events

As previously reported in the third quarter Form 10-Q filed by Twin Cities Power Holdings, LLC (the “Company”) on November 14, 2014, Twin Cities Power, LLC, Twin Cities Energy, LLC, and Twin Cities Power – Canada, Ltd., each a subsidiary of the Company (the “Subsidiaries”), entered into a settlement agreement with the Federal Energy Regulatory Commission (the “FERC”), which was approved by Order of the FERC on December 29, 2014 (the “Settlement”). Pursuant to the Settlement, the Subsidiaries received a letter from the FERC, dated February 12, 2015 (the “Letter”), which fixed the amounts and payment terms. In the Letter, the FERC calculates that the total amount payable by the Subsidiaries is $3,607,013.05 (the “Total Payable”), comprised of $978,186 in disgorgement, $128,827.05 in interest on disgorgement, and a $2,500,000 civil penalty. In accordance with the Settlement the first $500,000 of the Total Payable was timely paid, leaving $3,107,013.05 (the “Outstanding Amount”). Per the FERC’s calculations, the Outstanding Amount will be paid in equal quarterly installments of $194,188.32 beginning in the second quarter of 2015 and ending in the second quarter of 2019.

The foregoing description of the Letter is qualified in its entirety by reference to the full text of the Letter, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.       Financial Statements and Exhibits.

(d)

10.1	Federal Energy Regulatory Commission Letter Re: MISO Cinergy Hub Transactions (Twin Cities Power – Canada, Ltd., Twin Cities Energy, LLC, Twin Cities Power, LLC) Docket No. IN12-2-000, dated February 12, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 19, 2015	By	/s/ Wiley H. Sharp III
Wiley H. Sharp III
	Its	Vice President – Finance and Chief Financial Officer

Exhibit 10.1

FEDERAL ENERGY REGULATORY COMMISSION
Office of Enforcement
Washington, D.C. 20426

February 12, 2015

VIA EMAIL & U.S. MAIL

Steven A. Weiler, Esq.

Stinson Leonard Street, LLP 1775 Pennsylvania Avenue NW

Suite 800

Washington, DC 20006

Re:	MISO Cinergy Hub Transactions (Twin Cities Power – Canada, Ltd., Twin Cities Energy, LLC, Twin Cities Power, LLC) Docket No. IN12-2-000

Dear Mr. Weiler:

I write regarding the interest calculation and payment schedule outlined in the settlement agreement (Agreement) in the above referenced matter. As you are aware, paragraph 29 of the Agreement calls for Twin Cities to pay disgorgement in the amount of $978,186, plus interest calculated pursuant to 18 C.F.R. § 35.19a(a)(2)), to the Midcontinent Independent System Operator, Inc. (MISO).

Pursuant to 18 C.F.R. § 35.19a(a)(2)), staff calculates that the interest payable to MISO is $128,827.05, bringing the total disgorgement amount to $1,107,013.05. In combination with the civil penalty of $2,500,000 delineated in paragraph 30 of the Agreement, the total amount payable by Twin Cities is $3,607,013.05.

Staff understands that, consistent with paragraph 37 of the Agreement, the first $500,000 was timely paid to MISO, leaving $3,107,013.05 outstanding. In accordance with paragraph 37 of the Agreement, this amount is payable in equal quarterly installments over the next four years, starting with a payment in the second quarter of 2015 and ending in the second quarter of 2019. Using these parameters as prescribed by the Agreement, staff calculates that the quarterly payments are to be in the amount of $194,188.32.

Paragraph 37 of the Agreement further calls for MISO to be paid disgorgement until the disgorgement is satisfied, with subsequent amounts to be paid as a penalty to the United States Treasury. Staff calculates that this transition will occur in the first quarter of 2016. In that quarter, Twin Cities will pay $24,448.09 to MISO and $169,740.23 to the United States Treasury, with all payments thereafter going entirely to the United States Treasury.

If you should have any questions regarding these calculations or any other issue relating to this matter, please do not hesitate to contact me.

Very truly yours,

/s/ W. Blair Hopkin

W. Blair Hopkin

Federal Energy Regulatory Commission

Office of Enforcement

Division of Investigations

888 First Street, NE

Washington, D.C. 20426

Tel: (202) 502-6603

Email: Blair.Hopkin@ferc.gov

cc: Janette Richardson